PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
April 19, 2011

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2011

•	First quarter 2011 revenues increase 15% to $1.74 billion

•	EBITDA climbs 17% to $416 million

•	Operating profit rises 22% to $294 million

•	Diluted EPS rises 30% to $0.65; adjusted diluted EPS totals $0.67

•	Targeting a 15% to 40% increase in 2011 EBITDA

ST. LOUIS, April 19 – Peabody Energy (NYSE: BTU) today reported first quarter 2011 EBITDA of $416.2 million, a 17 percent increase from the prior year. Revenues rose 15 percent to $1.74 billion. Income from continuing operations rose 31 percent to $179.6 million, with diluted earnings per share from continuing operations of $0.65. Adjusted diluted earnings per share from continuing operations increased 29 percent to $0.67.

“Peabody delivered significant increases in revenues, operating profit, EBITDA and net income in the first quarter,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody is advancing multiple growth initiatives to serve the high-growth Asian markets. During the quarter, we made significant progress on a number of Australian mine expansions, entered into Chinese development agreements, expanded Indonesian supply sources, and announced a major throughput agreement for a proposed Western U.S. export facility.”

RESULTS FROM CONTINUING OPERATIONS

Revenues for the quarter rose by $229 million to $1.74 billion, driven by increased Australia pricing and higher U.S. volumes. Revenues per ton in Australia rose 43 percent on significantly higher prices for met and seaborne thermal shipments. Consolidated sales totaled 61.2 million tons compared with 58.3 million tons in the prior year. U.S. shipments rose 9 percent to 51.4 million tons on higher demand and continued ramp-up of the Bear Run Mine in the Midwest.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2

EBITDA totaled $416.2 million, a 17 percent increase from $357.2 million in the same quarter of 2010. U.S. Mining EBITDA rose 3 percent to $289.3 million, while Australian operations delivered a 55 percent increase in EBITDA to $190.5 million. Australian operations benefited from higher pricing, partly offset by the effects of record rains on volumes and costs that continued throughout the quarter and impacted EBITDA by approximately $70 million. Trading and Brokerage contributed $26.8 million in EBITDA.

Operating profit rose 22 percent to $294.3 million, driving a 28 percent increase in operating cash flows to $220.6 million.

Income from continuing operations totaled $179.6 million as adjusted income from continuing operations rose 31 percent to $186.0 million. Diluted earnings per share from continuing operations reached $0.65 compared with $0.50 in the prior year. Adjusted diluted earnings per share rose 29 percent to $0.67.

Summary of Adjusted Income and Diluted Earnings Per Share

(Dollars in Millions, Except Per Share Data)	Quarter Ended (Unaudited)
	March	March
	2011	2010
Income from Continuing Operations	$179.6	$137.1
Remeasurement Expense Related to Foreign Income Tax Accounts	6.4	5.4

Adjusted Income from Continuing Operations(1)	$186.0	$142.5

Diluted EPS	$0.65	$0.50
Remeasurement Expense Related to Foreign Income Tax Accounts	0.02	0.02

Adjusted Diluted EPS (1)	$0.67	$0.52

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of EBITDA tables after this release.

GLOBAL COAL MARKETS AND PEABODY’S POSITION

“This quarter we saw continued evidence of coal’s global supercycle,” said Boyce. “Global demand is rising and supply remains constrained. We believe coal fundamentals will remain strong for decades, even as other energy forms are proven too expensive or too limited to provide reliable low-cost energy at significant scale.”

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3

International Markets

The global coal supply-demand balance remains tight. Coal-fueled generation increased at double-digit rates in China and India in the first quarter and global steel production rose an estimated 10 percent, while coal supplies were constrained by heavy rains across the Southern Hemisphere.

Increasing global coal demand has led to record price settlements in both metallurgical and thermal coal in recent weeks. In Australia, high quality hard coking coal has been priced at $330 per tonne for quarterly contracts. The company has 4 to 5 million tons of metallurgical coal unpriced for the second half of 2011 with all metallurgical coal production unpriced for 2012. The company is targeting total 2011 metallurgical coal sales of 9 to 10 million tons.

Peabody also is pricing Australian seaborne thermal coal for delivery over the next year based on the benchmark of nearly $130 per tonne. The company has 5 to 6 million tons of thermal coal unpriced for the remainder of 2011, the majority of which is expected to be priced at the current benchmark, and 80 to 85 percent of seaborne thermal coal unpriced for 2012. The company is targeting 2011 Australian seaborne thermal coal sales of 13 to 14 million tons.

Reviewing the current global coal markets:

•	The unfortunate disaster in Japan has a number of implications for coal. Modest near-term dislocations on coal imports in the directly affected areas are likely to be offset by increased coal use for steel mills elsewhere in Japan and Asia, coal-fueled power plants within Japan running at higher utilization rates, and increased European coal demand as some nuclear units are taken off line for extended inspections.

•	China’s thermal electricity generation increased an estimated 11 percent in the first quarter, industrial production increased more than 14 percent, and net coal imports exceeded 30 million tonnes in the first three months after a strong rebound in March. China is expected to bring approximately 50 GW of coal-fueled generation on line in 2011, representing more than 175 million tonnes of additional coal use.

•	India’s thermal coal imports increased 33 percent in the fiscal year just ended and the nation is planning to increase coal-fueled generating capacity by 25 GW in 2011. Indian officials believe that by 2017 the nation will require an additional 250 million tonnes per year to meet demand. Metallurgical coal imports are also expected to increase to serve growing steel production.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4

•	Australian coal supply continues to recover from the record first quarter rains. Peabody estimates that, industrywide, Australian shipments were reduced by more than 25 million tonnes. Still, the company expects total Australian exports to increase in 2011 over 2010.

•	Rains also reduced production in Indonesia, South Africa and South America.

Over the next decade, coal is expected to fuel more incremental electricity generation than natural gas, oil, nuclear, hydro, solar, biomass and geothermal combined. Nearly 400 GW of coal-fueled generation is under construction around the world, representing 1.4 billion tonnes of annual coal use.

U.S. Coal Markets

U.S. coal shipments increased an estimated 2 percent year to date to serve higher domestic steel production and rising export demand, offset by reduced domestic electricity generation.

Winter inventory reductions at utilities were twice the five-year average, and ended the quarter an estimated 5 percent lower than the prior year on a days-use basis. The company expects modest increases in U.S. coal demand in 2011, followed by greater recovery in 2012 led by stronger economic growth and manufacturing activity.

Given Peabody’s near-term outlook for the U.S. markets, essentially all U.S. coal sales are committed and priced for 2011. The company has 30 to 35 percent of its expected U.S. coal production unpriced for 2012, and 70 to 80 percent unpriced for 2013.

The company expects to increase its position as a major exporter of U.S. coal with shipments from multiple regions through the Northwest, Gulf Coast and East Coast.

PROJECT UPDATE

In Australia, plans remain on track to expand the platform to 35 to 40 million tons by 2014 to 2015, reaching 12 to 15 million tons of metallurgical coal capacity and 15 to 17 million tons of export thermal capacity. The first of the six projects is expected to be completed this year at the low-cost Wilpinjong Mine, ultimately delivering an additional 2 to 3 million tons of thermal coal into the rising seaborne markets. Expansions continued at the Metropolitan, Millennium and Burton metallurgical coal mines as well as the Wambo surface and underground thermal coal complex.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5

In Asia:

•	Peabody was named by the Government of Mongolia to the shortlist of preferred bidders for the potential development of one of the largest untapped metallurgical coal reserves in the world. Management looks forward to working with the government to develop plans to serve the growing long-term needs of the Asia-Pacific market.

•	Peabody signed two additional coal supply agreements to expand access to the growing Indonesian markets. These agreements are expected to add nearly 6 million tons to Peabody’s trading and brokerage supply platform.

•	The company announced agreements in China’s Xinjiang and Inner Mongolia Autonomous Regions to pursue development of large surface operations to serve growing needs. And GreenGen construction continues to progress, with the first unit expected later this year. Peabody is the only non-Chinese partner in this low-emissions coal project near Tianjin.

In the United States, the company announced a major throughput and development agreement for up to 24 million tonnes per year of Powder River Basin coal through a large planned West Coast export facility. Permitting is under way and has received broad-based political, labor and business support.

Peabody also has acquired coal leases in April in the Powder River Basin to evaluate development of underground coal gasification projects. The leases were acquired for $6.5 million and are located on approximately 28,000 acres.

The company continues to anticipate full-year capital expenditures of $900 to $950 million, with the majority targeted toward growth and expansion projects.

OUTLOOK

Second quarter results are expected to benefit from increased Australia volumes and higher metallurgical and thermal coal prices, offset by residual effects related to the record Australian rains, a scheduled longwall move in Australia, and reduced production at the company’s Twentymile Mine in Colorado. In the last week, the company encountered difficult geology at Twentymile, and Peabody is working with the U.S. Mine Safety and Health

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6

Administration on a new operating plan to manage through the conditions and resume production. The range of options could lead to significantly reduced longwall production from the mine in the quarter.

Peabody is targeting second quarter 2011 EBITDA in the range of $525 to $625 million and adjusted diluted earnings per share of $0.85 to $1.10. Peabody is targeting full-year 2011 EBITDA in the range of $2.1 to $2.5 billion and adjusted diluted earnings per share of $3.50 to $4.50.

Peabody continues to target total 2011 sales of 245 to 265 million tons including 28 to 30 million tons from Australia, 195 to 205 million tons from the United States and the remainder from Trading and Brokerage activities.

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions.  Its coal products fuel approximately 10 percent of U.S. power and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 19, 2011. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in the United States and the Pacific Rim thermal and metallurgical coal seaborne markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; impact of weather on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, co-shippers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 7

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2011 and 2010

(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March	March
	2011	2010
Tons Sold (In Millions)	61.2	58.3

Revenues	$1,744.9	$1,515.6
Operating Costs and Expenses	1,268.1	1,108.7
Depreciation, Depletion and Amortization	108.8	105.5
Asset Retirement Obligation Expense	13.1	9.5
Selling and Administrative Expenses	61.6	55.4
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(4.0)	(7.3)
Loss from Equity Affiliates	3.0	1.6

Operating Profit	294.3	242.2
Interest Income	(4.1)	(1.0)
Interest Expense	51.0	50.0

Income from Continuing Operations Before Income Taxes	247.4	193.2
Income Tax Provision:
Provision	61.4	50.7
Remeasurement Expense Related to Foreign Income Tax Accounts	6.4	5.4

Income Tax Provision	67.8	56.1

Income from Continuing Operations, Net of Income Taxes	179.6	137.1
Loss from Discontinued Operations, Net of Income Taxes	(0.9)	(0.4)

Net Income	178.7	136.7
Less: Net Income Attributable to Noncontrolling Interests	2.2	3.0

Net Income Attributable to Common Stockholders	$176.5	$133.7

Diluted EPS (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.65	$0.50
Discontinued Operations	—	—

Net Income Attributable to Common Stockholders	$0.65	$0.50

EBITDA	$416.2	$357.2
Adjusted Diluted EPS (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.65	$0.50
Remeasurement Expense Related to Foreign Income Tax Accounts	0.02	0.02

Adjusted Income from Continuing Operations	$0.67	$0.52

(1)	Weighted average diluted shares outstanding were 272.8 million and 268.2 million for the quarters ended March 31, 2011 and March 31, 2010, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations. The dilutive impact on EPS of our Convertible Junior Subordinated Debentures was $0.01 for the quarter ended March 31, 2011, with no impact on the quarter ended March 31, 2010.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2011 and 2010

	Quarter Ended
	March	March
	2011	2010
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$1,070.7	$971.5
Australian Mining Operations	580.6	446.5
Trading and Brokerage Operations	83.9	90.1
Other	9.7	7.5

Total	$1,744.9	$1,515.6

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	7.6	7.1
Western U.S. Mining Operations	43.8	40.0
Australian Mining Operations	5.6	6.2
Trading and Brokerage Operations	4.2	5.0

Total (1)	61.2	58.3

Revenues per Ton – Mining Operations

Midwestern U.S.	$48.36	$43.71
Western U.S.	16.07	16.55
Total — U.S.	20.84	20.63
Australia	102.94	71.97
Operating Costs per Ton – Mining Operations (2)

Midwestern U.S.	$33.88	$33.24
Western U.S.	11.97	11.36
Total — U.S.	15.21	14.64
Australia	69.16	52.09
Gross Margin per Ton – Mining Operations (2)

Midwestern U.S.	$14.48	$10.47
Western U.S.	4.10	5.19
Total — U.S.	5.63	5.99
Australia	33.78	19.88
Operating Profit Per Ton	$4.81	$4.15
	Quarter Ended

	March	March
(Dollars in Millions)	2011	2010

EBITDA – U.S. Mining Operations	$289.3	$282.0
EBITDA – Australian Mining Operations	190.5	123.3
EBITDA – Trading and Brokerage Operations	26.8	32.4
EBITDA – Resource Management (3)	2.2	4.4
Selling and Administrative Expenses	(61.6)	(55.4)
Other Operating Costs, Net (4)	(31.0)	(29.5)
EBITDA	416.2	357.2
Depreciation, Depletion and Amortization	(108.8)	(105.5)
Asset Retirement Obligation Expense	(13.1)	(9.5)
Operating Profit	294.3	242.2
Operating Cash Flows	220.6	171.8
Capital Expenditures (Excludes Acquisitions)	116.1	100.6

(1) Metallurgical coal sales totaled 2.1 million tons and 2.3 million tons for the quarters ended March 31, 2011 and 2010, respectively.
(2) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(3) Includes asset sales, property management costs and revenues, and coal royalty expense.
(4) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and losses from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2011 and Dec. 31, 2010

(Dollars in Millions)

	March 31,	Dec. 31,
	2011	2010
	(Unaudited)
Cash and Cash Equivalents	$1,273.2	$1,295.2
Short-term Investments	100.0	—
Receivables, Net	476.4	558.2
Inventories	362.8	332.9
Assets from Coal Trading Activities, Net	166.2	192.5
Deferred Income Taxes	114.7	120.4
Other Current Assets	552.9	459.0

Total Current Assets	3,046.2	2,958.2
Net Property, Plant, Equipment and Mine Development	7,421.5	7,426.1
Investments and Other Assets	1,056.2	978.8

Total Assets	$11,523.9	$11,363.1

Current Maturities of Debt	$261.5	$43.2
Liabilities from Coal Trading Activities, Net	157.4	181.7
Accounts Payable and Accruals	1,225.8	1,288.8

Total Current Liabilities	1,644.7	1,513.7
Long-Term Debt	2,478.9	2,706.8
Deferred Income Taxes	578.2	539.8
Other Long-Term Liabilities	1,930.3	1,913.5

Total Liabilities	6,632.1	6,673.8
Stockholders’ Equity	4,891.8	4,689.3

Total Liabilities and Stockholders’ Equity	$11,523.9	$11,363.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended March 31, 2011 and 2010

(Dollars in Millions)

	Quarter Ended
	March	March
	2011	2010
EBITDA	$416.2	$357.2
Depreciation, Depletion and Amortization	108.8	105.5
Asset Retirement Obligation Expense	13.1	9.5
Interest Income	(4.1)	(1.0)
Interest Expense	51.0	50.0
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	61.4	50.7

Adjusted Income from Continuing Operations (1)	186.0	142.5
Remeasurement Expense Related to Foreign Income Tax Accounts	6.4	5.4

Income from Continuing Operations, Net of Income Taxes	$179.6	$137.1

Net Income Attributable to Noncontrolling Interests	$2.2	$3.0

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes – 2011 Targets (Unaudited)

(Dollars in Millions, Except Earnings Per Share Data)

	Quarter Ending June 30, 2011		Year Ending Dec. 31, 2011
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$525	$625	$2,100	$2,500
Depreciation, Depletion and Amortization	115	120	490	505
Asset Retirement Obligation Expense	15	12	50	45
Interest Income	(1)	(2)	(5)	(8)
Interest Expense	55	52	207	202
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	93	124	353	469

Adjusted Income from Continuing Operations (1)	248	319	1,005	1,287
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	6	6

Income from Continuing Operations, Net of Income Taxes	$248	$319	$999	$1,281

Net Income Attributable to Noncontrolling Interests	$13	$16	$40	$46

Adjusted Diluted EPS:

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.85	$1.10	$3.48	$4.48
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—	0.02	0.02

Adjusted Income from Continuing Operations	$0.85	$1.10	$3.50	$4.50

(1) In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.

(2) Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.